ARTICLES OF INCORPORATION

OF

PURIO, INC.

ARTICLE I

The name of this corporation is:

PURIO, INC.

ARTICLE II

The aggregate number of shares this corporation is authorized to issue is 50,000,000,051 (fifty billion fifty-one), allocated as follows among these classes and series of stock:

Common Stock Class, par value $0.00000001 per share - 49,880,000,000 shares authorized.

Preferred Stock Class, Series A, par value $0.00000001 per share - 10,000,000 shares authorized

Preferred Stock Class, Series B, par value $0.00000001 per share - 90,000,000 shares authorized

Preferred Stock Class, Series C, par value $0.00000001 per share - 20,000,000 shares authorized

Preferred Stock Class, Series D, par value $0.00000001 per share - 51 shares authorized

The participating rights, relative rights, optional or other special rights, powers, designations, preferences, issuance rules, limitations, restrictions and qualifications for each of the five classes of stock, as well as the authorized amounts for each, shall be determined, where actively or passively allowed by state and/or federal law, by the Bylaws, as amended, as approved by a majority of the duly-elected Directors of this corporation.

ARTICLE III

The street address of this corporation's initial registered office, and the name of its initial registered agent at that office, is:

Registered Agents, Inc.

30 N Gould St., Suite R

Sheridan, WY 82801

ARTICLE IV

The name and address of this corporation's incorporator is:

Small Cap Compliance, LLC

P.O. Box 26496

Scottsdale, AZ 85255

ARTICLE V

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such a manner as shall be provided by the Bylaws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1). The Board of Directors shall be one (1) in number and the name and post office address of the Director is:

Spencer Bryan Payne

1320 Central Park Blvd., Suite 200

Fredericksburg, VA 22401

ARTICLE VI

The liability of any director to this corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, is eliminated, except liability for:

(A)The amount of financial benefit received by a director to which he is not entitled;

(B)An intentional infliction of harm on the corporation or shareholders;

(C)A violation of W.S 17-16-833; or

(D)An intentional violation of criminal law.

ARTICLE VII

Indemnification of any director for liability (as defined in W.S. 17-16-850(a)(iii)) to any person for any action taken, or failure to take any action, as director, is obligatory, except liability for:

(A)Receipt of a financial benefit to which he is not entitled;

(B)An intentional infliction of harm on the corporation or shareholders;

(C)A violation of W.S 17-16-833; or

(D)An intentional violation of criminal law.

ARTICLE VIII

The corporation is to have perpetual existence

ARTICLE IX

The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by the statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

Pursuant to W.S. 17-16-801, the Board of Directors has the complete authority to make, amend, alter or repeal the Bylaws of the corporation.

Executed this 30th day of November 2017, by the Board of Directors of the corporation.

_____________________________

Rhonda Keaveney

Small Cap Compliance, LLC Custodian

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES D SUPER VOTING PREFERRED STOCK,

$0.0001 PAR VALUE PER SHARE

Purio, Inc., a Corporation Incorporated under the laws of the State of Wyoming (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on November 30, 2017, in accordance with the provisions of its Articles of Incorporation (as may be amended and restated through the date hereof, the "Certificate of Incorporation") and Bylaws. The authorized series of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended or amended and restated through the date hereof, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Accordingly, “Article II” of the Articles of Incorporation of the Company is hereby amended to include the following:

SERIES D PREFERRED STOCK

1.DESIGNATION AND AMOUNT; DIVIDENDS

A.Designation. The designation of said series of preferred stock shall be Series D Super Voting Preferred Stock, $0.00000001 par value per share (the "Series D Super Voting Preferred Stock").

B.Number of Shares. The number of shares of Series D Super Voting Preferred Stock authorized shall be fifty-one (51) shares. Each share of Series D Super Voting Preferred Stock shall have a stated value equal to $0.00000001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series D Stated Value").

C.Dividends. Initially, there will be no dividends due or payable on the Series D Super Voting Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

2. LIQUIDATION AND REDEMPTION RIGHTS

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series D Super Voting Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series D Super Voting Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, "Liquidation Event" means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series A Super Voting Preferred Stock receive securities of the surviving Corporation having substantially similar rights as the Series A Super Voting Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor Corporation immediately thereafter (the "Permitted Merger"), unless the holders of the shares of Series D Super Voting Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the holders of Series D Super Voting Preferred Stock elect otherwise.

3. CONVERSION

No conversion of the Series D Super Voting Preferred Stock is permitted.

4. RANK

All shares of the Series D Super Voting Preferred Stock shall rank (i) senior to the Corporation's (A) Common Stock, par value $0.00000001 per share ( "Common Stock" ), and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Section 4, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series D Super Voting Preferred-Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series D Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

5. VOTING RIGHTS

A. If at least one share of Series D Super Voting Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series D Super Voting Preferred Stock at any given time, regardless of their number, shall have voting rights equal to 20 times the sum of: i) the total number of shares of Common stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series A, Series B and Series C Preferred stocks which are issued and outstanding at the time of voting.

B.Each individual share of Series D Super Voting Preferred Stock shall have the voting rights equal to:

[twenty times the sum of: {all shares of Common stock issued and outstanding at the time of voting + all shares of Series A, Series B and Series C Preferred stock issued and outstanding at the time of voting}]

Divided by:

[ the number of shares of Series D Super Voting Preferred Stock issued and outstanding at the time of voting]

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series D Super Voting Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

6. PROTECTION PROVISIONS

So long as any shares of Series D Super Voting Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series D Super Voting Preferred Stock, alter or change the rights, preferences or privileges of the Series D Super Voting Preferred so as to affect adversely the holders of Series D Super Voting Preferred Stock.

7. MISCELLANEOUS

A.Status of Redeemed Stock. In case any shares of Series D Super Voting Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

B.Lost or Stolen Certificates. Upon receipt by the Corporation of (1) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the

Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C.Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series D Super Voting Preferred Stock granted hereunder may be waived as to all shares of Series D Super Voting Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series D Super Voting Preferred Stock.

D.Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner its set forth in this Section.

If to the Corporation:

Purio, Inc.

1320 Central Park Blvd.

Suite 200

Fredericksburg, VA 22401

If to the holders of the Series D Super Voting Preferred Stock, to the address listed in the Corporation's books and records.

The foregoing Amendment was adopted by the Board of Directors of the Company pursuant to statute W.S. 17-16-1002 on November 30, 2017. Therefore, the number of votes cast for the Amendment to the Company’s Articles of Incorporation was sufficient for approval.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Designation as of the date first above written.

/s/ Rhonda Keaveney

Rhonda Keaveney

Small Cap Compliance, LLC

Custodian